EXHIBIT 99.1

For Immediate Release: October 07, 2015
Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT II Acquires Atlas Copco Assembly Systems' North American Headquarters in Auburn Hills, Michigan

El Segundo, Calif. (October 07, 2015) - Griffin Capital Corporation ("Griffin Capital") announced today, on behalf of Griffin Capital Essential Asset REIT II, Inc. ("GCEAR II" or the "REIT"), the closing of a 120,000 square-foot, Class A office and research and development facility (the "Property") located within the Oakland Technology Park in Auburn Hills, Michigan. The Property is leased to Atlas Copco Assembly Systems LLC (the "Tenant"), a wholly-owned subsidiary of Atlas Copco AB ("Atlas Copco"), a publicly-traded, Stockholm based manufacturer of compressors, construction and mining tools and equipment, power tools, and assembly systems. Atlas Copco was founded in 1873, operates in more than 180 countries with over 44,000 employees, and carries an investment grade credit rating. The purchase price of the Property was $17.75 million. The seller was General Development Company, a full-service real-estate development company based in Southfield, Michigan.
The Property was constructed in 2014 as a build-to-suit for the Tenant as their North American Headquarters, and is utilized for the assembly, testing, and research and development of prototypes of industrial tooling, fastening, and compressor devices and related products.

Commenting on the acquisition, Shawn Carstens, Griffin Capital's Vice President of Acquisitions, said, "As the Tenant's headquarters in North America and sole U.S. location, the acquisition of the Property represented an excellent opportunity to add another business essential asset to the REIT. In addition, we believe the Property is located in one of the healthiest and fastest growing industrial submarkets in Detroit and benefits from strong real estate fundamentals."
Don Pescara, Griffin Capital's Managing Director of Acquisitions added, "The significant infrastructure investments the Tenant has made to customize the building to its specifications, as well as Atlas Copco's investment-grade credit rating and long-term lease commitment, were all factors that made this an attractive investment."
About Griffin Capital Essential Asset REIT II and Griffin Capital Corporation
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT with a portfolio, as of October 1, 2015, of 19 office, industrial, data center, and distribution buildings totaling approximately 3.3 million rentable square feet and asset value of approximately $479 million. The REIT's sponsor is Griffin Capital Corporation ("Griffin Capital"), a privately-owned investment and asset management company headquartered in Los Angeles. Led by senior executives with more than two decades of real estate experience collectively encompassing over $21 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 43 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 27 million square feet of space, located in 29 states and 0.1 million square feet located in the United Kingdom, representing approximately $4.8 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

###